UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015

REX AMERICAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09097	31-1095548

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7720 Paragon Road, Dayton, Ohio	45459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 276-3931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 1, 2015, Patriot Holdings, LLC (“Patriot”) and a subsidiary of CHS Inc. (“CHS”) completed a merger that resulted in CHS acquiring 100% of the ownership interest in Patriot. REX American Resources Corporation (the “Company”) owned a 26.6% interest in Patriot.

The Company received a cash payment of approximately $45.5 million at the closing, representing its proportionate share of the merger proceeds. Assuming the full payment of escrow holdbacks, the Company would receive an additional amount of approximately $5.0 million within 18 months of the closing.

The total merger consideration was approximately $196 million in cash subject to certain adjustments relating to Patriot’s net working capital (targeted at $6.4 million) and cash and cash equivalents at the closing of the merger and certain escrow holdbacks and less the amounts of certain transaction expenses, outstanding indebtedness of Patriot and the estimated costs of completion of certain capital expenditure projects, if incomplete at closing.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Item

99.1	Unaudited Pro Forma Financial Information:

	Basis of Presentation of the Pro Forma Financial Information	PF-1

	Pro Forma Consolidated Balance Sheet as of April 30, 2015	PF-2

	Pro Forma Consolidated Statement of Operations for the Three Months Ended April 30, 2015	PF-3

	Pro Forma Consolidated Statement of Operations for the Year Ended January 31, 2015	PF-4

	Notes to Pro Forma Financial Information	PF-5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX AMERICAN RESOURCES CORPORATION

Date: June 4, 2015	By:	/s/ DOUGLAS L. BRUGGEMAN
	Name:	Douglas L. Bruggeman
	Title:	Vice President-Finance, Chief Financial Officer and Treasurer